Exhibit 99.1

Conference Call Transcript

SAIA — Saia, Inc. Acquires The Connection Company

Event Date/Time: Nov. 20. 2006 / 2:00PM ET

PRESENTATION

Operator

At this time I would like to welcome everyone to the Saia acquisition announcement conference call. (OPERATOR INSTRUCTIONS). I will now turn the call over to Renee McKenzie, [Vice] Treasurer.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you, and welcome, everyone. We hope you have had an opportunity to review our press release announcing the acquisition of The Connection Company. If not, it is available on our site at Saia.com.

On the call with us today are Bert Trucksess, Chairman and CEO, Rick O’Dell, our President, and Jim Darby, Vice President of Finance and CFO.

Before we get into the details of the acquisition, the SEC encourages companies to disclose forward-looking information so that investors better understand the future prospects of the Company and can make informed investment decisions.

During this call, some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 could be made. These forward-looking statements, and all other statements that may be on this call that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and recent SEC filings for more information on the risk factors that could cause actual results to differ. I will now turn the call over to Bert Trucksess.

Bert Trucksess - Saia, Inc. — Chairman and CEO

Thank you, Renee, and welcome, everyone. As you see from our release, we have acquired The Connection Company, an established $70 million carrier serving four states in the Ohio Valley. We are very excited about this acquisition, which advances Saia towards our strategic goal of complete North American coverage, and furthers Saia’s position as a leader in LTL.

Saia management has a demonstrated record of successfully integrating new geography by quickly merging the operations to enhance service, achieve operating efficiencies and recognize synergy revenue. I am confident in Saia’s ability to advance this expansion initiative with similar successful results. This initiative will be concurrent with our priority to build density and improve profitability in our existing geography.

Rick and Jim will now review The Connection, how it complements Saia’s existing network, the strategic rationale of the acquisition, transaction terms, and some comments about the integration. Rick?

Rick O’Dell — Saia, Inc. — President

Thanks, Bert. We’ve been looking for the right opportunity to again increase our geographic footprint, and The Connection Company met our criteria. Quite frankly, it’s an excellent fit. This is an established LTL operation with outstanding people, solid customer relationships, and it adds an attractive adjacent region to our current network.

The Connection was founded in 1983 in Columbus, Ohio, and they’ve been our strategic partner since February of this year. It is a family-owned, non-union regional carrier, serving overnight lanes within Indiana, Kentucky, Michigan and Ohio. Annual revenues are about $70 million, which is about the same size as Clark Bros., which we acquired in 2004, and the Company has an operating ratio in the high 90s.

A profile of Connection and the expanded Saia territory is available on our website. As you’ll see, The Connection serves four states, all of which are complementary to Saia’s existing geography, resulting in no overlap or redundant terminal operations.

As a result of the acquisition, Saia will add direct coverage to the balance of the Midwest. All major metro areas in the four states will be served directly, and the acquisition will also allow us to leverage some recent capacity investments that we made in the adjacent markets of Chicago and Nashville.

Geographic expansion has been an integral part of our business strategy, looking to expand and provide complete direct point coverage of North America. The acquisition of The Connection, much like our 2004 acquisition of Clark Bros., will further increase Saia’s revenue growth and our profitability in the future.

We believe the primary benefits of this acquisition will be on the growth side, and they’re as follows. Current Saia and Connection customers will have new lane opportunities, with seamless service and improved transit times. Our customer service indicator program will enhance customer satisfaction in the new four-state geography.

Saia’s industry-leading Xtreme Guarantee will also be available in the new territory. We’ve got a very low customer overlap, which is estimated at about 15%, and provides many opportunities to leverage relationships at both companies and to generate freight in what was previously another company’s coverage area.

The integration of The Connection is expected to be completed in February of 2007, with synergy lanes between the companies opened in March. The revenue growth will drive increased density for Saia, which we expect to lead to further improvements in our productivity as well as our profitability.

These enhanced service capabilities should also produce pricing and yield management opportunities as well. There will be some general and administration back-office cost synergies, but these benefits will be reinvested in market-based step-ups in terminal employee wages and benefits. For the vast majority of The Connection employees, becoming part of Saia is about greater earnings and professional growth opportunity.

Upon integration, The Connection customers will have access to expanded tools and information, including a functionally rich Website and Saia’s top-quality technology. This technology will also provide The Connection’s field operations with enhanced tools for optimizing both service and cost efficiency. Next, Jim is going to review some of the key financial terms.

Jim Darby - Saia, Inc. — VP Finance and CFO

Thanks, Rick. The purchase price is four times EBITDA, or 17.5 million. In addition to the purchase price, we estimate onetime costs to be approximately 3.5 million. This consists of about 500,000 in transaction costs and 3 million in integration costs. The onetime costs will be expensed as incurred, approximately half in the fourth quarter of 2006 and half in the first quarter of 2007. We did not use an investment banker in this transaction.

Due to The Connection’s high-90’s operating ratio and the step-up in terminal wages and benefits, the acquisition will likely be earnings-neutral in 2007, excluding onetime costs. With onetime costs, the transaction will have a negative impact in the fourth quarter of 2006 and be modestly negative for 2007. We expect EPS accretion in 2008.

We are funding this transaction through cash on hand, and will continue to have a substantial cash balance after the acquisition. Our net debt to capital remains under 30%, and we have approximately 120 million in additional borrowing capacity.

I will now turn it back to Bert for some closing comments.

Bert Trucksess - Saia, Inc. — Chairman and CEO

Thank you, Jim. In summary, the acquisition of The Connection represents an attractive entry into an important four-state adjacent geography. Saia’s proven track record and rapid integration model will promote market share gains and improve future-year growth prospects. Saia will now have 34-state coverage with revenue approaching 1 billion per year. This represents an exciting opportunity that allows Saia to execute our strategic growth strategy, which we believe will benefit shareholders, customers and employees.

We will now open it up for your questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Tom Albrecht.

Tom Albrecht - Stephens Inc. — Analyst

Congratulations on what looks to be a nice fit. I wanted to just go over a couple of things. It would seem to me, based upon a $70 million run rate, that most of the EBITDA is going to be D&A. I’m actually estimating close to 4 million of that and hardly any EBIT at all. And I know in these tuck-in deals you can quickly get that turned around. But I’m just curious, is that an accurate read?

Rick O’Dell — Saia, Inc. — President

Yes. We’ve quoted that operating ratio is in the high 90s.

Tom Albrecht - Stephens Inc. — Analyst

I was thinking about as high as you could be, so I just wanted to verify that. And I know there’s about 700 employees. You may not want to answer that because of the sensitive nature of integrating the operations yet, but you said a lot, or a substantial number will be able to join you. But do you have an approximate number you can share with the Street at this point?

Rick O’Dell — Saia, Inc. — President

Really it’s just the general office that will be merged in with Saia. Some of those positions are replaced, but it’s in the neighborhood of about 50.

Bert Trucksess - Saia, Inc. — Chairman and CEO

And Tom, remember; there are no overlap terminals at all. Every one of those terminals — quite frankly, we look at this as a growth opportunity, and we expect this to be an opportunity to expand jobs.

Tom Albrecht - Stephens Inc. — Analyst

Okay. So maybe at most there’s an opportunity for 50 or so on the headcount? I just want to make sure I got the right. But for the most part, like you said, it’s a plug-on or add-on, so you’re going to need everything you’ve got for the most part?

Rick O’Dell — Saia, Inc. — President

Right. So really what you’re doing is — we’re merging the general office, so we’ve got to add some staff people in the case where some staff functions go away, all your production areas, and those people will be offered the opportunity to relocate, those types of things. And then as we — as Jim had commented, we have a market-based wage and benefit step-up that will actually — on the operations side will actually slightly exceed the — or actually, it exceeds the savings from the general office synergy. That’s kind of the near-term cost challenge that you have.

Tom Albrecht - Stephens Inc. — Analyst

Now, when you talk or break down that $3.5 million — I know you said 0.5 million is transaction and 3 million is integration costs — are you including the step-up in wages, or is that the capital investment and the infrastructure investment that you need to make it is operationally sound as you would like it to be?

Jim Darby - Saia, Inc. — VP Finance and CFO

What’s in the onetime costs is primarily severance, retention, training and communication costs. Some re-branding, re-logoing the equipment.

Bert Trucksess - Saia, Inc. — Chairman and CEO

Remember when Rick talks about the integration in February, and the fact we’re going to be a seamless company. And it’s going to be the Saia brand on all the equipment.

Tom Albrecht - Stephens Inc. — Analyst

I just want to make sure I was looking at that $3.5 million right. And you said you’re going to fund the deal out of — did you say cash flow from operations or cash on hand?

Jim Darby - Saia, Inc. — VP Finance and CFO

Cash on hand.

Bert Trucksess - Saia, Inc. — Chairman and CEO

Remember, Tom, go back and look at our third-quarter earnings release and the balance sheet, and recall that we have a pretty good (multiple speakers)

Tom Albrecht - Stephens Inc. — Analyst

You do, definitely. I just want to make sure I had the right wording.

Bert Trucksess - Saia, Inc. — Chairman and CEO

At September 30th it was some $48 million.

Tom Albrecht - Stephens Inc. — Analyst

Okay. So, let’s skip forward a year from now. I was kind of playing with some numbers before the conference call. Everything has gone smoothly. I was figuring a worst-case scenario is $0.08 or $0.09 to earnings, as much as $0.23, $0.24 into ‘08. Do you care to comment on the potential that you see for it a year from now?

Bert Trucksess - Saia, Inc. — Chairman and CEO

Tom, we’d be very disappointed with your low-end, and I think it would be premature to be at your high-end. But in terms of a midpoint, Rick, do you want to comment on that?

Rick O’Dell — Saia, Inc. — President

I think we’ve — our internal numbers — and we tend to be conservative in rationalizing deals and doing business case — but our internal number is about $0.15 for ‘08.

Tom Albrecht - Stephens Inc. — Analyst

That’s helpful. I’ll look forward to watching this acquisition unfold, then. Congrats, again.

Operator

Art Hatfield.

Art Hatfield - Morgan Keegan — Analyst

Congratulations. I’ll echo Tom’s sentiment in that regard. Just a couple questions. Tom went over some of the things that I had, but curious — as you go forward in ‘07, and you go through the integration process, what would be the key driver, for instance, if you were to potentially get some accretion in ‘07, or maybe some dilution? Is it mainly what you can do on the revenue side? Do you feel pretty comfortable on what you’ll be able to do cost and revenue as a big driver of that number moving either way?

Rick O’Dell — Saia, Inc. — President

I think that’s true. We kind of — the way our modeling works is we’re trend line forecasters. So, we basically take their current performance and run that forward. And then we overlay known cost adjustments like we have for the wage and benefit step-up. And then we projected our revenue growth kind of based on our experience with the Clark — the most recent Clark Bros. acquisition. So, you know, if we do better than we did for the Clark Bros. acquisition that would kind of be our upside. The other thing, potentially, we could find some operations execution on the cost side that could provide some upside, too. But quite frankly, we think most of it will come on the revenue side.

Art Hatfield - Morgan Keegan — Analyst

Rick, could you talk a little bit, too, about Connection’s customers and what kind of service levels they currently use, and do you have an opportunity to — what kind of opportunity you have to offer them incremental services that could be a driver for revenue?

Rick O’Dell — Saia, Inc. — President

Their on-time service is good, quite frankly. They’re at 97% on time. And with the four-state geography they have and so many major metro areas close together, they have very aggressive overnight transit times and a good service delivery product. Actually, we went to them in February of this last year. We’ve had very good experience with them with service and responsiveness. So, we think their service will be positive.

We do expect to bring our Xtreme Guarantee product to them in the first quarter. We think that will generate good growth amongst field customers there. Obviously, because of their location, they have a concentration in automotive that represents about 25% of their business. But what we see is they don’t do a lot of business with some of the big box retailers and some people that we have relationships as well, so we expect to bring some additional diversity to that group. And quite frankly, probably largely because of where we grew up in the Southeast and our expansion into the West Coast, we have — we really don’t do much of any automotive business as well. So, that does bring some different customer mix to our company as well.

Bert Trucksess - Saia, Inc. — Chairman and CEO

I would add, I think — as Rick mentioned in his comments before, I think the technology that Saia has that will be offered to The Connection companies will be a nice addition. And, I think, for both Saia and Connection customers that now have the opportunity to shift business between the old and this new network, which is what we call our synergy revenue that historically has been very successful and has grown for us because customers do value it.

Rick O’Dell — Saia, Inc. — President

And then just being an approved carrier for a Wal-Mart and a Lowe’s and some of those as well can bring some new opportunities to you.

Art Hatfield - Morgan Keegan — Analyst

Good. Just a couple more questions. Connection has a relationship in and out of Canada. Can you talk to us about where that stands, and how that relationship kind of played into your comments about accretion and being earnings neutral in ‘07?

Rick O’Dell — Saia, Inc. — President

It’s not a huge amount of business. We’ll have to look at that. We use a different partner up there. But we do think that cross-border business, obviously, tends to have variable yield and margin characteristics.

Art Hatfield - Morgan Keegan — Analyst

But you don’t think that being a big driver of the outlook either way?

Rick O’Dell — Saia, Inc. — President

We didn’t really build that into our model. But we think that’s probably some upside, certainly, in the future.

Art Hatfield - Morgan Keegan — Analyst

Finally, can you talk a little bit about their capacity situation, kind of where you’ll be able to — how much you’ll be able to grow before you think you’ll have to add a lot of capital to the business in that region?

Rick O’Dell — Saia, Inc. — President

It’s probably two things there. One is we’ll need to be doing some upgrade to their aging fleet, so you’ll see some capital be invested in their fleet. And then they only own one terminal. We have purchase options to acquire a couple of terminals from the Long family. And then as we grow and expand, and we like to own terminals in some of the major markets, so we’ll look for the right opportunities to acquire some facilities there over a period of time. But the current door capacity, they don’t have any real problems near-term. So, there’s not a — there’s not a crisis situation there or a large capital that’s looming; it would be more opportunistic purchases.

Art Hatfield - Morgan Keegan — Analyst

Great. Thank you very much.

Operator

(OPERATOR INSTRUCTIONS). Jason Seidl.

Jason Seidl - Credit Suisse — Analyst

A couple quick questions. One, are there any earn outs for the family involved in this transaction price?

Bert Trucksess - Saia, Inc. — Chairman and CEO

No, there are not.

Jason Seidl - Credit Suisse — Analyst

There’s not? Okay. Also, the fleet — do they own both the tractors and all the trailers, or are some of them leased?

Rick O’Dell — Saia, Inc. — President

There are some capitalized leases.

Jason Seidl - Credit Suisse — Analyst

Could you give me a percentage?

Bert Trucksess - Saia, Inc. — Chairman and CEO

It’s really — for accounting purposes ... it’s like they’re owned with debt ...not off-balance sheet operating leases

Jason Seidl - Credit Suisse — Analyst

That’s fair enough, guys. When I look at the revenue per terminal, it’s only — it’s probably about 3.5 million, and that’s a lot less than the existing Saia network, slightly less than Clark, and it’s, obviously, a lot less profitable than the Clark Bros. transaction, although you paid about 75% more for Clark. As you see building out The Connection’s density, how do you envision sort of the ramp-up? Do you starting out slower and adding it on, or do you think you guys can ramp it up fairly quickly as you start putting some stuff into the Clark area, such as the Xtreme Guarantee?

Rick O’Dell — Saia, Inc. — President

Actually we expect the business (indiscernible) to come up in a similar manner. If anything, it actually might be a little bit better. One of the things you had with — and we still have in some of the Clark Bros. geography is that lack of terminal density. In some places we don’t have full-state coverage, and some of that business is given away to agent carriers, and it’s actually — customers prefer, and within the Saia network they’re used to direct delivery. So, we may actually be more successful in selling inbound into this geography than we were at Clark Bros, the post-Clark Bros. acquisition. So, I actually think there is good upside there.

And then on the outbound side, again, similar to what we’ve seen over the last two years, the Chicago and Kansas City regions have led us from a growth standpoint as well. So, we really think that the synergy revenue potential may in fact be greater than what we experienced at Clark Bros.

Jason Seidl - Credit Suisse — Analyst

Fair enough. Looking at The Connection’s management, are you guys including them in any of the stock plans going forward, or no?

Rick O’Dell — Saia, Inc. — President

No, they’re not in the stock plan. What we’ll do is — they had Paul Long as the President, and two of his sons were in administrative and maintenance functions at the general office. We’ll be kind of integrating their — the rest of their leadership group into our regional management structure.

Jason Seidl - Credit Suisse — Analyst

As always, I appreciate the time.

Operator

At this time we have no further questions.

Bert Trucksess - Saia, Inc. — Chairman and CEO

We appreciate everybody joining us. Thank you very much. We’re very excited about this transaction, and we’ll look forward to future conference calls. Thank you.

Operator

Thank you for joining today’s conference call. You may now disconnect.